Exhibit 99.2

Filed by Green Plains Renewable Energy, Inc.

Filed Pursuant to Rule 425 promulgated under the

Securities Act of 1933, as amended.

Subject Company:  Green Plains Renewable Energy, Inc.

  Commission File No.: 001-32924

GREEN PLAINS RENEWABLE ENERGY, INC. ANNOUNCES

MERGER AGREEMENT WITH GREAT LAKES COOPERATIVE

Omaha, NE -- August 15, 2007 (Market Wire) -- Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) (AMEX: GPRE) today announced that it has entered into a definitive merger agreement with Great Lakes Cooperative headquartered in Everly, Iowa.  Under the merger agreement, Great Lakes’ members will receive cash and Green Plains’ common stock valued at approximately $20 million.   Created in 2001 from the merger of two longstanding northwest Iowa cooperatives, Great Lakes is a member-owned cooperative that operates one of the largest networks of grain elevators in Iowa.

Great Lakes operates a federally-licensed public grain warehouse; provides grain marketing services; and supplies feed, fertilizer, chemicals, petroleum and other products primarily in northwestern Iowa and southwestern Minnesota. The company has approximately 100 employees and 14.5 million bushels of grain storage capacity at its seven sites in northwestern Iowa, including four locations with mainline rail facilities.  Green Plains’ second ethanol plant is currently under construction less than one mile away from and on the same rail line as Great Lakes’ Superior grain facility.  Grain from Great Lakes’ elevators will be used for Green Plains’ ethanol production as well as marketed locally and throughout the United States.

Closing of the transaction is subject to, among other things, approval by Great Lakes’ members.  Green Plains will be required to file a registration statement with the Securities and Exchange Commission ("SEC") in connection with the proposed merger.  Information meetings for Great Lakes’ members will be held after the registration statement becomes effective.  Upon closing, Green Plains will issue approximately 451,000 shares of common stock and $12.5 million in cash to Great Lakes’ members.  Great Lakes’ investment in other regional cooperatives, with a current book value of approximately $11.3 million, will be placed in an escrow account for its members and excluded from the merger.

Wayne Hoovestol, chief executive officer of Green Plains, said, “This merger provides immediate liquidity to Great Lakes’ shareholders and vertical integration for Green Plains.  We believe Great Lakes’ business relationships, workforce and grain-receiving locations are an excellent fit with our need for significant quantities of corn for our ethanol production.  Great Lakes’ other operations effectively serve their communities and we plan to continue those services in the future.  The Great Lakes’ owners will add a new group of stakeholders to Green Plains with a long-term vested interest in our success.  We are committed to do everything we can to continue to earn their business.”

“Merging with Green Plains became the logical alternative as we explored different ways over the past two years to originate grain for their Superior ethanol plant,” said Kevin Adolf, president of Great Lakes Cooperative.  “Ethanol production is dramatically changing agriculture and this merger positions our owners and our employees to directly participate in new and exciting long-term opportunities.  At closing our owners will receive a significant amount of cash and Green Plains’ stock, and in future years they will receive substantial payouts from our regional equity investments.”

Additional Information

In connection with the proposed merger, Green Plains intends to file with the SEC a Registration Statement on Form S-4 that will include a proxy statement/prospectus and other relevant materials in connection with the proposed merger.  The proxy statement will relate to the solicitation and voting of Great Lake shareholders.

INVESTORS AND SECURITY HOLDERS OF GREEN PLAINS AND GREAT LAKES ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GREEN PLAINS, GREAT LAKES AND THE MERGER.

The proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Green Plains with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they become available) filed with the SEC by Green Plains by directing a request to: Green Plains Renewable Energy, Inc., Attn: Investor Relations, 105 N. 31st Avenue, Suite 103, Omaha, Nebraska 68131.

Green Plains and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the equity holders of Great Lakes in favor of the merger. Information about the executive officers and directors of Green Plains and their ownership of Green Plains common stock is set forth in Green Plains’ Form 10-K for the fiscal year ended November 30, 2006, which was filed with the SEC on February 13, 2007, and other subsequent filings with the SEC. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Green Plains and its executive officers and directors in the merger by reading the proxy statement/prospectus regarding the merger when it becomes available.

About Green Plains Renewable Energy, Inc. and Great Lakes Cooperative

Green Plains is currently building two 50 million gallon ethanol plants in Iowa. The first is being built in Shenandoah, Iowa and is expected to be operational in August 2007. The Company’s second plant is being built in Superior, Iowa.  The Superior plant is expected to commence operations sometime early in 2008.

Great Lakes is a full service cooperative with approximately $106 million in 2006 revenues that specializes in grain, agronomy, feed and petroleum products in northwestern Iowa and southwestern Minnesota. Great Lakes has locations in Everly, Greenville, Gruver, Langdon, Milford, Spencer and Superior, Iowa.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. GPRE may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in GPRE's SEC filings. Additional information with respect to these and other factors, which could materially affect GPRE and its operations, are included on certain forms GPRE has filed with the SEC. GPRE assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Wayne Hoovestol, CEO

Kevin Hartkemeyer, General Manager

Green Plains Renewable Energy, Inc.

Great Lakes Cooperative

               (402) 884-8700

(712) 834-2231

               www.grpeethanol.com

www.greatlakescoop.com